Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer: BILLIONTOONE, INC., a Delaware corporation (the “Company”)

Number of Shares: 53,571 shares of Common Stock (the “Initial Shares”), plus all Additional Shares (as defined in Section 1.8 hereof) which Holder (as defined below) is entitled to purchase pursuant to Section 1.8 hereof (subject to adjustments made pursuant to stock splits, reverse stock splits, and other events specified in Article 2); provided, however, that the maximum aggregate number of shares of Common Stock issuable pursuant to the terms and conditions of this Warrant shall not exceed 80,357 shares of Common Stock (as may be adjusted in accordance with Article 2).

Class of Stock: Common Stock.

Exercise Price per Share: $2.80

Issue Date: October 12, 2021

Expiration Date: October 12, 2031

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, WESTERN ALLIANCE BANK, or its assignees (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Company’s capital stock set forth above (the “Shares”) at the Exercise Price per Share set forth above, as the same may be from time to time adjusted pursuant to Article 2 hereof and subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached hereto as Appendix 1, to the principal office of Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to Company an amount equal to the aggregate Exercise Price for Shares being purchased, by check or wire.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses of such investment banking firm shall be paid by Holder.

1.4 Delivery of Certificate and New Warrant. Promptly (and in no event more than 3 business days after exercise) after Holder exercises or converts this Warrant, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing Shares not yet acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver a replacement Warrant.

1.6 Sale, Merger, or Consolidation of Company.

(a) For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, other than by the sale of the Company’s equity securities to venture capital or private equity investors in a bona fide equity financing primarily for capital raising purposes so long as the Company identifies to Bank the venture capital or private equity investors at least five (5) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction.

(b) For the purpose of this Warrant “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Securities Act of 1933, as amended, and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

(c) In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(d) Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, either (i) the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant, or (ii) if the acquiring, successor or surviving entity shall not have assumed this Warrant, Holder shall put this Warrant back to the Company for a cash fee equal to the greater of (x) (i) Three Hundred Thousand Dollars ($300,000), plus (ii) if the Additional Term B Loan Shares have been granted hereunder, an additional Seventy-Five Thousand Seven Hundred Dollars ($75,000) plus (iii) if the Additional Term C Loan Shares have been granted hereunder, an additional Seventy-Five Thousand Seven Hundred Dollars ($75,000), or (y) the value of the aggregate consideration payable to Holder had Holder exercised this Warrant pursuant to Section 1.2 immediately prior to such Put Right Trigger Event (such right, the “Put Right” and such fee the “Put Fee”). Company shall provide Holder no less than ten (10) days’ written notice prior to the occurrence of an Acquisition. Upon Holder’s exercise of the Put Right and receipt of the Put Fee in immediately available funds, this Warrant shall terminate automatically and be no further force or effect.

1.7 Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date or other termination of the warrant, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

1.8 Additional Shares. In addition to the right to purchase the Initial Shares granted to Holder on the Issue Date, on the Funding Date (as defined in the Loan Agreement) of the Term B Loan (as defined in the Loan Agreement) in accordance with the Loan Agreement, this Warrant shall become exercisable for a number of Shares equal to (a) the number of Initial Shares for which this Warrant is then exercisable, plus (b) 13,393 shares of Common Stock (the “Additional Term B Loan Shares”). Furthermore, on the Funding Date (as defined in the Loan Agreement) of the Term C Loan (as defined in the Loan Agreement) in accordance with the Loan Agreement, this Warrant shall become exercisable for a number of Share equal to (a) the number of Initial Shares for which this Warrant is then exercisable, plus (b) the Additional Term B Loan Shares, plus (c) 13,393 (the “Additional Term C Loan Shares”). For the sake of clarity, the maximum aggregate number of Shares issuable pursuant to the terms and conditions of this Warrant shall not exceed 80,357 Shares (as may be adjusted in accordance with Article 2).

ARTICLE 2. ADJUSTMENTS.

2.1 Stock Dividends, Splits, Etc. If Company declares or pays a dividend on its common stock (or Shares, if Shares are securities other than common stock) payable in common stock or other securities or property, subdivides the outstanding common stock into a greater amount of common stock, or, if Shares are securities other than common stock, subdivides Shares in a transaction that increases the amount of common stock into which Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned Shares on the record date the dividend or subdivision occurred since the original issue date of this Warrant.

2.2 Reclassification, Recapitalization, Exchange or Substitution. Upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this warrant is exercisable shall be proportionately decreased.

2.4 No Impairment. Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If Company takes any action affecting Shares as described above that adversely affects Holder’s rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such action is offset and the aggregate Exercise Price of this Warrant is unchanged.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price, and the facts upon which such adjustment is based.

ARTICLE 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The initial Exercise Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

(b) As of the date hereof, the Company has sufficient authorized shares reserved for the issuance of all capital stock which may be issued upon the exercise of this Warrant.

(c) The Company’s capitalization table attached to this Warrant as Appendix 2 is true and complete as of the Issue Date.

3.2 Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.3 Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.4 (a) Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, the financial statements deliverable pursuant to Sections 3.1(a)(i) and 3.1(a)(ii) of the Investors’ Rights Agreement (as defined below) as if the Holder were a “Major Investor” (as defined in the Investors’ Rights Agreement) under the Investors’ Rights Agreement.

(b) Exempt Transaction. The issuance of the Shares will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof and/or Regulation D thereunder, and (ii) the qualification requirements of applicable state securities laws.

(c) Compliance with Rule 144. If the Holder proposes to sell the Shares issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Holder’s written request to the Company, the Company shall furnish to the Holder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such rule (as may be amended from time to time).

3.5 Registration Rights. The Shares shall have the same “piggyback” registration rights as are set forth in the Investors’ Rights Agreement, dated as of February 26, 2021, between Company and its investors, as from time to time in effect (the “Investors’ Rights Agreement”). The Company has provided Holder with a true and correct copy of the Investors’ Rights Agreement, which is in full force and effect on the date hereof. Company agrees that no amendments will be made to the Investors’ Rights Agreement, which would have an adverse impact on Holder’s registration rights thereunder.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF HOLDER.

4.1 With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:

(a) Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

(b) Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

(c) Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

(d) Restricted Securities. Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

ARTICLE 5. MISCELLANEOUS.

5.1 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) shall be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

5.2 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Holder to provide an opinion of counsel if the transfer is to Holder’s parent company, Western Alliance Bancorporation, or any other affiliate of Holder, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

5.3 Transfer Procedure. After receipt by Holder of the executed Warrant, Holder may transfer all of this Warrant to Holder’s parent company, Western Alliance Bancorporation, or an affiliate thereof or successor thereto (the “Subsequent Holder”), by execution of an Assignment substantially in the form of Appendix 3. Subject to the provisions of Article 4.7 and 5.1 and upon providing Company with written notice, the Subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any Affiliate of the Subsequent Holder, provided, however, in connection with any such transfer, the Subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.4 “Market Stand-Off” Agreement. The Holder hereby agrees that any Shares issued upon exercise of this Warrant, or Shares, shall also be subject to the market stand-off provisions of Section 2.12 of the Investors Rights Agreement, as may be amended from time to time.

5.5 Voting Agreement. Upon any exercise of this Warrant, other than in connection with an Acquisition, and solely with respect to the Shares issued thereupon, Holder shall, if the Company so requests in writing, execute a counterpart signature page to that certain Amended and Restated Voting Agreement, dated as of February 26, 2021, by and between the Company and the other parties thereto, and shall be come a “Stockholder” thereunder.

5.6 Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

5.7 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the day and year first above written.

COMPANY:

BILLIONTOONE, INC., a Delaware corporation

By:	/s/ Oguzhan Atay
Name:	Oguzhan Atay
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the day and year first above written.

HOLDER:

WESTERN ALLIANCE BANK, an Arizona corporation

By:	/s/ Brian Kirkpatrick
Name:	Brian Kirkpatrick
Title:	Vice President

APPENDIX 1

NOTICE OF EXERCISE

[Strike paragraph that does not apply.]

1. The undersigned hereby elects to purchase shares of the Common Stock of Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to _____________________ of the Shares covered by the Warrant.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:___________________________________________

Address:__________________________________________

_________________________________________________

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

WESTERN ALLIANCE BANK, an Arizona corporation

By:
Name:
Title:

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APPENDIX 2

CAPITALIZATION TABLE

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APPENDIX 3

ASSIGNMENT

For value received, WESTERN ALLIANCE BANK, hereby sells, assigns and transfers unto:

Name:	WESTERN ALLIANCE BANCORPORATION
Address:	One E. Washing, Suite 1400 Phoenix, Arizona 85004
Fax:

that certain Warrant to Purchase Stock issued by BILLIONTOONE, INC., a Delaware corporation (the “Company”), on October 12, 2021 (the “Warrant”) together with all rights, title and interest therein.

WESTERN ALLIANCE BANK

By:
Name:
Title:

By its execution below, and for the benefit of the Company, Western Alliance Bancorporation agrees to all other provisions of the Warrant as of the date hereof.

WESTERN ALLIANCE BANCORPORATION

By:
Name:
Title:

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